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                                                                     EXHIBIT 5.1



                                 June 28, 2001



BB&T Corporation
200 West Second Street
Winston-Salem, NC  27101

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel for BB&T Corporation, a North Carolina corporation (the "Company"), in connection with the registration by the Company, under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act, of (i) unsecured debt securities, in one or more series, consisting of notes, debentures or other evidences of indebtedness (other than Junior Subordinated Debt Securities as described below, "Debt Securities"); (ii) shares of common stock, par value $5.00 per share, of the Company, including attached preferred stock purchase rights ("Common Stock"); (iii) shares of preferred stock, par value $5.00 per share, of the Company in one or more series ("Preferred Stock");
(iv) depositary shares representing fractional interests in Preferred Stock ("Depositary Shares"); (v) warrants representing rights to purchase Debt Securities, Common Stock or Preferred Stock ("Warrants"); (vi) units consisting of any combination of Debt Securities, Common Stock, Preferred Stock, Depository Shares and Warrants ("Units"); and (vii) preferred securities ("Trust Preferred Securities") of BB&T Capital Trust I, the Company's Delaware statutory business trust subsidiary (the "Trust"), and, in connection therewith, junior unsecured subordinated debt securities of the Company to be issued to the Trust ("Junior Subordinated Debt Securities") and related guarantees by the Company of certain payments by the Trust ("Guarantees"). The term "Securities" shall collectively refer to the Debt Securities, the Common Stock, the Preferred Stock, the Depositary Shares, the Warrants and the Units offered by the Company and the Trust Preferred Securities offered by the Trust (including related Junior Subordinated Debt Securities and Guarantees). The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements to the prospectus contained in the Company's and the Trust's registration statement on Form S-3, as it may be amended from time to time (the "Registration Statement"), to which this opinion is an exhibit. The aggregate initial offering price of the Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants and Units offered by the Company and Trust Preferred Securities offered by the Trust under the Registration Statement will not exceed $1,000,000,000, not including $150,000,000 of debt securities registered by the Company under its registration statement on Form S-3 (no. 333-02899) and being carried forward under the Registration Statement pursuant to Rule 429 under the Securities Act.

     We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of (i) the Articles of Incorporation and Bylaws of the Company; (ii) the Senior Indenture dated as of